                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American HomePatient, Inc.:

         We consent to the use of our report dated March 30, 2005, with respect to the consolidated balance sheets of American HomePatient, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive income (loss), and cash flows for the years then ended and the related financial statement Schedule II - Valuation and Qualifying Accounts as of December 31, 2004 and 2003 and for the years then ended, incorporated herein by reference.


                                               /s/ KPMG LLP


                                               Nashville, Tennessee
                                               May 16, 2005